Free Writing Prospectus

To Preliminary Prospectus dated March 14, 2012

Filed pursuant to Rule 433

Registration Statement No. 333-179839

Dated March 14, 2012

The Rebirth of The Blend

Disclaimer

DE International Holdings B.V. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. You should read the prospectus in that registration statement and other documents DE International Holdings B.V. has filed with the SEC for more complete information about DE International Holdings B.V. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www. sec.gov . Alternatively, you can obtain a copy of the prospectus by writing to DE International Holdings at: DE International Holdings, Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, . The Netherlands or by sending an email to coffeeteaco@saralee. com These materials do not constitute an offer to acquire securities or a prospectus within the meaning of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) . In connection with the admission to trading on NYSE Euronext in Amsterdam, a prospectus approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten or “AFM”) will be made generally available in The Netherlands. Any investor should make his investment decision solely on the basis of the information contained in the prospectus. When made generally available, copies of the AFM? approved prospectus may be obtained at no cost by writing to DE International Holdings at: DE International Holdings, Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands or by sending an email to coffeeteaco@saralee. com .

Some of the information presented herein contains forward ? looking statements. All statements other than statements of historical fact regarding our business, financial condition, results of operations and certain of our plans, objectives, assumptions, projections, expectations or beliefs with respect to these items and statements regarding other future events or prospects, are forward ? looking statements. These statements include, without limitation, those concerning: the anticipated costs and benefits of restructuring actions taken to prepare for the separation; our ability to complete the separation; the timetable for completion of the separation; the expected benefits of the separation; CoffeeCo’s ability to declare and pay the CoffeeCo Special Dividend; our access to credit markets; and the funding of pension plans. These statements may be preceded by terms such as “expects,” “anticipates,” “projects” or “believes. “ In addition, this presentation may include forward ? looking statements relating to our potential exposure to various types of market risks, such as commodity price risks, foreign exchange rate risks, interest rate risks and other risks related to financial assets and liabilities. We have based these forward ? looking statements on our management’s current view with respect to future events and financial performance. These forward ? looking statements are based on currently available competitive, financial and economic data, as well as management’s views and assumptions regarding future events, and are inherently uncertain. Although we believe that the estimates reflected in the forward ? looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward ? looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward ? looking statements. These factors include, among other things, those listed in the section of the prospectus entitled “Risk Factors. “ We urge you to read the sections of the prospectus entitled “Risk Factors,” “Operating and Financial Review,” “Industry Overview” and “Business” for a discussion of the factors that could affect our future performance and the industry in which we operate. Additionally, new risk factors can emerge from time to time, and it is not possible for us to predict all such risk factors. Given these risks and uncertainties, you should not place undue reliance on forward ? looking statements as a prediction of actual results.

All forward ? looking statements included herein are based on information available to us on the date of this presentation. We undertake no obligation to update publicly or revise any forward ? looking statement in this presentation, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent written and oral forward ? looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout the prospectus.

Introduction

Jan Bennink Executive Chairman

Jan Bennink

Nationality Dutch

Current Position

Executive Chairman Sara Lee (2011) Member Board of Directors CCE

Previous Experience Numico – 5 yrs Danone – 7 yrs

Reckitt Benckiser – 7 yrs P&G – 7 yrs

4

The Rebirth of the Blend

A New Company

Our Focus Our Objectives Our Agenda

5

Great Potential

The brands The marketplace The management The intangibles

6

First, Critical Steps

Shaping the new company Forming our vision Preparing the organization Innovation, innovation, innovation

7

Our Key Assets

Strong and established brands Excellent and experienced R&D Innovation pipeline already flowing Management team is quickly coming together

8

Addressing the Sceptics

Can Western Europe really grow? How can you revitalize Roast & Ground? How do you fight off Private Labels?

Can you restore margins to historical levels?

Agenda ? Day 1

Discovery and Creation

Brand Reveal

From Field to Factory From Factory to Cup The Buzz on Coffee

Rebirth: Renovations

Michiel Herkemij

Rudy Schwab

Jos Sluys

Pascal Mignolet Ingrid Baron

Michiel Herkemij Ingrid Baron

Agenda ? Day 2

Rebirth: Innovations Michiel Herkemij Ingrid Baron

R&D and Operations Jos Sluys Luc Volatier

Out of Home: Living the Café Culture Nick Snow

Close? up on Countries Luc Van Gorp Harm? Jan van Pelt Lara Brans

Dantes Hurtado

Financials Michel Cup

Discovery and Creation

Michiel Herkemij CEO

Michiel Herkemij

Nationality Dutch

Current Position CEO (2011)

Previous Experience Heineken – 6 yrs

Royal Friesland Campina – 6 yrs BAT – 7 yrs ABN AMRO – 3 yrs

Discovery: Facts and Figures

Pure? Play Coffee/Tea Company

€ 2.6 bn sales

€ 363 mln adjusted EBIT IFRS

Number 3 player globally

72% of sales from markets with No. 1 and No.2 positions

Note: 72% is total company sales in countries where DE Master Blenders has a number 1 or 2 position in retail coffee Source: Company data,

Sales by Category

FY 2011 Other Tea 6% 6% Instant 10%

Roast & 10% Ground 49% Liquid Roast

19%

Single Serve

Source: Company data, sales excluding green coffee export

Revenue Split by Business

Retail accounts for 74% of total sales OOH accounts for 26% of total sales

Source: Company data, sales excluding green coffee export

Sales Split by Geography

FY 2011

Other

Netherlands

26% 28%

6%

Germany 7% 21% 12%

Belgium

Brazil

France

Source: IFRS financials, Brazil includes exports

Strong Local Brands

Denmark France Spain Brazil Australia

Hungary Spain NL & BE Global Global

Leading Coffee Positions in Key Countries

Country Market Share Position

Netherlands 48.5% #1

Belgium 46.3% #1

Denmark 27.3% #1

Hungary 23.3% #1

Brazil 20.4% #1

Australia 25.5% #2

France 21.2% #2

Spain 17.4% #3

Poland 10.7% #5

Source: Nielsen total coffee (R&G + instant) value share CY 11

Leading Tea Positions in Selected Markets

Country Market Share Position

Netherlands 52.9% #1

Denmark 31.8% #1

Hungary 31.4% #1

Czech Republic 21.8% #1

Spain 27.8% #2

Source: Nielsen value share FY11

Diverse Coffee Competitors

Country #1 #2 Netherlands CTC Private Label Belgium CTC Private Label Denmark CTC Kraft Australia Nestle CTC Hungary CTC Tchibo Brazil CTC Strauss France Kraft CTC Spain Nestle Private Label Poland Kraft Tchibo

Source: Nielsen total coffee (R&G + instant) value share CY 11

Diverse Tea Competitors

Country #1 #2 Netherlands CTC Private Label Czech Republic CTC Teekanne Hungary CTC Unilever Denmark CTC Fredsted Spain Private Label CTC

Source: Nielsen value share FY11

Great Margins

Moderate Top Line Growth

(in € mln) FY09 FY10

Net sales 2,235 2,315 Like? for? like growth (0.9)% A&P spend (118) (132) Adjusted EBIT 355 371 Adjusted EBIT margin 15.9% 16.0%

Source: Company data

Profit Dip in 2011 due to Commodity Cost

(in € mln) FY09 FY10 FY11

Net sales 2,235 2,315 2,602

Like? for? like growth (0.9)% +10.1%

A&P spend (118) (132) (138)

Adjusted EBIT 355 371 363

Adjusted EBIT margin 15.9% 16.0% 14.0%

Source: Company data

OOH Platform to Build On

Present in 18 markets

# 1 and # 2 in 6 markets

Global distributor network in 52 countries

Source: Company data

Discovery: My Observations

Getting to Know the Company

Met the top 100 managers Market and customer visits Business assessments

The Bottom Line

Great margins, moderate top line growth

Profit dip in 2011 due to commodity cost

Discovery: Company Strengths

Strong research, product development and blending capabilities

Strong foundation in consumer preference mapping Solid OOH knowledge France and Spain star performers Willingness to change

Discovery: Some Issues

Under? managed company Inconsistent sales execution Retail and OOH disconnected

Discovery: The Brands

Strong local, iconic brands

Solid market positions for future growth Potential for brand extension is high Underinvestment in some segments in the portfolio

Coffee Market is Large and Growing

World retail coffee sales World retail coffee volumes (in € bn) (in mln ton)

CAGR +7.8%

50.2

34.5

CAGR +2.6%

3.8

4.3

2006 2011

2006 2011

Source: Euromonitor retail sales (Fixed 2011 exchange rates), volume data includes R&G and instant coffee

Single Serve Fastest Growth Segment

Growth by segment (CAGR CY06 – CY11, retail value)

30%

25%

7.8% 5.8% 3.3% 1.3%

Roast & Ground Beans

Value

Source: Euromonitor retail sales (Fixed 2011 exchange rates), additional company estimates

8.0% 5.0%

Single Serve Instant

Volume

Signs of Premiumization in R&G

Very clear in US market

Specialty bagged ~30% of grocery sales and growing 8%

Starbucks: 8% CAGR R&G retail sales (‘08? ‘11) Peet’s: 17.7% CAGR R&G retail sales (‘05? ‘10)

Untapped potential in Europe

Source: Annual reports, investor presentations

Instant is Growing

World retail Instant sales (in € bn)

CAGR +8.0%

13.0

19.1

2006

2011

World retail Instant volumes (in mln ton)

CAGR +6.5%

0.7

0.9

2006

2011

Source: Euromonitor retail sales (Fixed 2011 exchange rates)

Opportunity: Instant

Grab “fair share” of instant segment in existing markets

Capitalize on consumer desire for authentic taste

Leverage Via®’s credibility boost for Instant

Tea Market: Growth

World retail Tea sales (in € bn)

CAGR +8.5%

18.7

2006

28.0

2011

World retail Tea volumes (in mln ton)

CAGR +6.5%

1.7

2006

2.4

2011

Source: Euromonitor retail sales (Fixed 2011 exchange rates)

Observations About Tea

We are perfectly positioned to apply the growth lessons from the coffee market to tea

Premiumization

Importance of Variety/Blend/Origin Niche and specialty appeals Sustainability/Naturality

Growth among millenials and men

Creation

Ambition and Strategic Priorities

Our Ambition

To Become The Number Two Coffee/Tea Company In The World Through Value? added Offerings, Innovations And Expansion.

Strategic Priority: Value? Added Offerings

Reinvent R&G to grow relevancy

With tea, ascend the value chain toward more premium products

Packaging and segmentation

Commitment to renew entire

product line in 24 months

Strategic Priority: Innovation

Senseo will have a new machine launch annually Boost innovation rate by better leveraging R&D Consumer focused, brand led

Preference mapping to guide innovation

Strategic Priority: Expansion

Move into new markets either through:

Extensions of our own product innovations Selective acquisitions, where appropriate

Geographical focus:

Eastern Europe Asia Latin America

Strategic Priority: Organization

Streamline, shift mindset and focus

Reinforce management: countries, marketing & sales

Strategic Priority: Organization

Streamline, shift mindset and focus

Reinforce management: countries, marketing & sales Build marketing category teams Performance ? driven incentives in place

Strategic Priority: Operations

Best? in? class implementation capability Best practice sharing Reduce time? to? market

Strategic Priority: Financial

Return company margins to historical levels Strategic pricing Working capital optimization (“Run4cash “) Cost optimization (“Fit4growth “) Upgrade financial reporting

Moving Forward

First Phases of our New Company

Year I: Seedling

Calendar Year 2012

First innovations

Re-launch Senseo Launch cost saving programs Start working capital reduction Organization

Improvements Begins to Take Root

Year I: Seedling

Year II: Flowering

First innovations

Re? launch Senseo Launch cost saving programs Start working capital reduction Organization

Innovations in all categories

Invest in brands

Programs have Matured

Year I: Seedling

Year II: Flowering

Year III: Harvesting

First innovations

Re? launch Senseo Launch cost saving programs Start working capital reduction Organization

Innovations in all categories

Invest in brands

Innovation program at cruising speed Acceleration of top and bottom line growth

The Rebirth of the Blend

Notes

Notes

Notes